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Execution Version
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AMENDMENT NO. 1 TO THE ASSET PURCHASE AGREEMENT

This Amendment (the “Amendment”), dated as of September 1, 2015, is entered into by and among EyeLock, Inc., a corporation organized under the Laws of Puerto Rico (“EyeLock”), EyeLock Corporation (“EyeLock Sub”), a Delaware corporation, EYELOCK LLC, a Delaware limited liability company (f/k/a Voxx Security LLC) (the “Buyer”), and Voxx International Corporation, a Delaware corporation (“Voxx” and, collectively with EyeLock, EyeLock Sub, and Buyer, the “Parties”), with respect to that certain Asset Purchase Agreement, dated as of July 29, 2015 (as amended, modified and/or extended from time to time, the “Asset Purchase Agreement”). The Parties hereby desire to amend the Asset Purchase Agreement on the terms and conditions hereinafter set forth.

I.Defined Terms.
Capitalized terms defined in the Asset Purchase Agreement and used but not otherwise defined herein shall have the meanings given to them in the Asset Purchase Agreement.

II.Amendments to the Asset Purchase Agreement.
1.The name of the Buyer for all purposes of the Asset Purchase Agreement (as amended hereby) shall be EYELOCK LLC (the name was formerly Voxx Security LLC).
2.Article I -
(a)     The defined term “Current Liabilities” and the definition thereof shall be deleted in its entirety.
(b)    The defined term “Bridge Loans” shall be deleted in its entirety, and in lieu thereof, the following shall be inserted:
“Bridge Loans” means the loans extended to the Seller by VOXX pursuant to promissory notes dated May 28, 2015, June 12, 2015, June 22, 2015, June 29, 2015 and July 16, 2015, in the aggregate principal amount of One Million Seven Hundred Nine Thousand Five Hundred Dollars & 00/100 ($1,709,500), as well as all other loans extended to the Seller by VOXX prior to the Closing except for the Existing Non-Bridge Indebtedness. The aggregate principal balance of the Bridge Loans at September 1, 2015 is $3,175,586. The definition of the term Bridge Loans shall exclude any accrued but unpaid interest relating to the Bridge Loans and, except for the aggregate principal amount payable under the Bridge Loans, shall also exclude any other obligations of Seller in connection with the Bridge Loans.
(c)    The defined term “Existing Non-Bridge Indebtedness” shall be deleted in its entirety, and in lieu thereof, the following shall be inserted:
“Existing Non-Bridge Indebtedness” means all Liabilities, including but not limited to all accrued interest and supplemental payments, owing to VOXX from the Seller as of the Closing Date, other than the Bridge Loans, which were contributed to the Buyer by VOXX prior to the Closing Date and are currently held by the Buyer. The definition of the term Existing Non-Bridge Indebtedness shall include any accrued but unpaid interest relating to the Bridge Loans and, except for the aggregate principal amount payable under the Bridge Loans, shall also include any other obligations of Seller in connection with the Bridge Loans.

3.Section 2.02 - Subsection (a) thereof shall be amended such that the phrase “cash and cash equivalents” shall be deleted and the phrase “cash and cash equivalents other than (1) any security or similar deposits held by or maintained with any of the landlords or lessors which are the subject of Section 4.10(b) of the Disclosure Schedules; any such amounts shall be paid by the Seller to the Buyer, notwithstanding any other provision contained in this Agreement to the contrary, within two (2) Business Days of the receipt by the Seller of the same, and the Seller shall use commercially reasonable efforts to obtain the same in accordance with the applicable leases or other arrangements with the aforesaid landlords/lessors, and (2) cash in the amount of $12,165.35” shall be inserted in lieu thereof.
4.Section 2.04 - Subsection (h) thereof shall be deleted in its entirety, and in lieu thereof, the following shall be inserted:
(h)    (1) subject to Section 6.24 with regard to the Hoyos Debt Obligation, any Liabilities of the Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of the Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments; and (2) any Liabilities to Tracy Hoyos (including to the extent arising out of the civil lawsuit described in Section 4.16 of the Disclosure Schedules) or Hector Hoyos (other than the Hoyos Debt Obligation);
5.Section 2.05 -
Subsection (a) thereof shall be amended such that the phrase “no later than two (2) Business Days prior to the Closing Date” shall be deleted and the phrase “simultaneously with or prior to the Closing” shall be inserted in lieu thereof.
Section .Subsection (d) thereof shall be deleted, and in lieu thereof, the following shall be inserted:
(d)    The Unit Payment shall be paid by the issuance to the Seller at the Closing of thirty-four (34) units of the Buyer’s common membership interests, which shall be governed by and contain the rights and preferences established by the LLC Agreement.
6.Section 2.06 - The phrase “for all purposes (including tax and financial accounting)” shall be deleted and the phrase “for Tax purposes” shall be inserted in lieu thereof.
7.Section 3.02(a) - Sections 3.02(a)(viii) and (ix) shall be deleted, and in lieu thereof, the word “Reserved;” shall be inserted in each case.
8.Section 3.02(a)(xii) - The phrase “Secretary or Assistant Secretary” shall be deleted, and in lieu thereof, the phrase “Chief Executive Officer” shall be inserted.
9.Section 3.02(b)(x) - The phrase “Secretary or Assistant Secretary” shall be deleted, and in lieu thereof, the phrase “a duly authorized officer of the sole member” shall be inserted.
10.Section 3.02(b) - Sections 3.02(b)(vi), (vii) and (viii) shall be deleted, and in lieu thereof, the word “Reserved;” shall be inserted in each case.
11.Section 4.01 - The phrase “State of New York” shall be deleted and the phrase “State of Delaware” shall be inserted in lieu thereof.
12.Section 4.05 - The phrase “Except as set forth in Section 4.06 of the Disclosure Schedules” shall be deleted, and in lieu thereof, the phrase “Except as set forth in Section 4.05 of the Disclosure Schedules” shall be inserted.
13.The following additional section shall be added to the end of Article VI:
Section 6.26. Post-Closing Obligations and Other Agreements.

(a)     Within forty five (45) days from the Closing Date, the Seller shall deliver to the Buyer a copyright assignment agreement, in form and substance satisfactory to the Buyer and duly executed by David M. Strauss, transferring to the Buyer all of his right, title and interest in and to the copyright “EyeLock Logo” with registration No. VAu001167958.
(b)    Within three (3) Business Days subsequent to the Closing Date, a member of the Board of Directors of Seller or a Person authorized by the Board of Directors of Seller shall deliver a certificate to the Buyer certifying as to initiation of wire transfers to each and every Person of any portion of the Purchase Price proceeds or of any of the amounts which the parties hereto contemplate will be paid in connection with the transactions contemplated hereby, directly or indirectly, including the name of the payee and the amount paid to such payee; provided, that such certificate shall not certify any payments or wire transfers of Purchase Price Proceeds made by the Buyer on the Closing Date. The Seller shall promptly provide to the Buyer any confirmations it may receive in connection with its wire transfers of Purchase Price Proceeds, and it will use commercially reasonable efforts to promptly obtain confirmation of all such payments or wire transfers.
(c)    Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that Seller shall be deemed not to be in breach of any representation, warranty, covenant, agreement or other obligation of Seller pursuant to any Transaction Document, the LLC Agreement, or any other agreements, certificates and documents relating thereto, as a result of the Cash Payment being made by the Buyer on any date after the Closing Date, and the parties further acknowledge and agree that the Closing Date shall be September 1, 2015, but the parties also acknowledge and agree that certain of their respective obligations have been or will be performed on September 2, 2015.
14.Section 7.02(j) - shall be deleted in its entirety, and in lieu thereof, the following shall be inserted:
(j) The Buyer shall have received a certificate of the Chief Executive Officer (or equivalent officer) of the Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Seller authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, (ii) that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby, (iii) the names and signatures of the officers of the Seller authorized to sign this Agreement, the Transaction Documents and the other documents to be delivered hereunder and thereunder, and (iv) certificates of good standing as of a recent date from the appropriate governmental authority certifying as to the good-standing status of each of EyeLock Sub and the Parent.
15.Section 7.03(h) - The phrase “Secretary or an Assistant Secretary (or equivalent officer)” shall be deleted, and in lieu thereof, the phrase “a duly authorized officer of the sole member” shall be inserted.
16.Notwithstanding anything in the Asset Purchase Agreement to the contrary, including without limitation the terms and conditions of Section 4.01 and 10.03 thereof, the Disclosure Schedules attached hereto as Exhibit A shall be deemed to be the “Disclosure Schedules” under the Asset Purchase Agreement for all purposes and shall supersede, amend and replace in all respects the Disclosure Schedules delivered by Seller on the Delivery Date and any and all other Disclosure Schedules or Updated Disclosure Schedules that may have been delivered prior to the date hereof. Voxx and Buyer hereby waive any and all rights they may have under the Asset Purchase Agreement which are in conflict with the forgoing, including without limitation, in respect of Sections 4.01 and 10.03 of the Asset Purchase Agreement.
III.General.
1.No Other Amendments; Confirmation.
The amendments to the Asset Purchase Agreement set forth in this Amendment shall be deemed to be part of, and a modification to, the Asset Purchase Agreement and shall be governed by the terms of the Asset Purchase Agreement, which terms are incorporated herein by reference. Except as expressly amended, modified and supplemented hereby, the provisions of the Asset Purchase Agreement are ratified and confirmed and shall remain in full force and effect, as amended hereby. This Amendment does not constitute a waiver or amendment of any provision of the Asset Purchase Agreement other than as set forth herein. This Amendment shall be deemed to be a Transaction Document, and it may only be amended, and its provisions/obligations hereunder may only be waived, if effected pursuant to Section 10.10 of the Asset Purchase Agreement.

2.Governing Law.
(a) This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of Law provision or rule (whether of the State of New York or any other jurisdiction).
3.Counterparts.
Section . This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Amendment delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Amendment.
Section .

[SIGNATURE PAGE FOLLOWS]
[Signature Page to Amendment #1 to Asset Purchase Agreement]
IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

EYELOCK, INC., a corporation organized under the Laws of Puerto Rico
By:	s/James Demitrieus
	Name:	James Demitrieus
	Title:	Chief Executive Officer

EYELOCK CORPORATION, a Delaware corporation
By:	s/James Demitrieus
	Name:	James Demitrieus
	Title:	Chief Executive Officer

EYELOCK LLC, a Delaware limited liability company
By: VOXX INTERNATIONAL CORPORATION, its Member
By:	s/Charles M. Stoehr
	Name:	Charles M. Stoehr
	Title:	Senior Vice President and Chief Financial Officer
VOXX INTERNATIONAL CORPORATION, a Delaware corporation
By:	s/Charles M. Stoehr
	Name:	Charles M. Stoehr
	Title:	Senior Vice President and Chief Financial Officer